Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

May 10, 2018

PEABODY DECLARES QUARTERLY DIVIDEND OF $0.115 PER SHARE

ST. LOUIS, May 10 – Peabody (NYSE: BTU) announced today that its board of directors has declared a quarterly dividend of $0.115 per share on the company’s common stock, payable on June 4, 2018 to shareholders of record on May 21, 2018.

Peabody (NYSE: BTU) is the leading global pure-play coal company, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Contact:

Investors

Julie Gates

314.342.4336